Exhibit 11

                             SMITHFIELD FOODS, INC.
                                   EXHIBIT 11
                      COMPUTATION OF NET INCOME PER SHARE

Net income and the number of shares and common equivalent shares used in the computation of net income per share were computed as follows:

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                                             13 Weeks          13 Weeks         39 Weeks         39 Weeks
                                              Ended             Ended            Ended            Ended
                                          Jan. 29, 1995     Jan. 30, 1994    Jan. 29, 1995    Jan. 30, 1994
Income (in thousands)

Net income                                $      17,330     $      11,749    $      27,502    $      12,303

Dividends accumulated for Series B
   preferred stock                                 (168)             (169)           (506)            (506)

Net income available to
   common stockholders                    $      17,162     $      11,580    $     26,996     $     11,797

Shares (in thousands)
Weighted average shares:
   Outstanding                                   16,391            16,275          16,386           16,275

   Net effect of dilutive stock options             746               488             692              466

      Shares for computation                     17,137            16,763          17,078           16,741

Net income per share                      $        1.00     $         .69    $       1.58     $        .70

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